At RFMD®                                                                                           At the Financial Relations Board
Dean Priddy                          Doug DeLieto                                        Joe Calabrese
CFO                                     VP, Investor Relations                           212-827-3772
336-678-7975                      336-678-7968

FOR IMMEDIATE RELEASE
October 28, 2008

RFMD® ACHIEVES SIGNIFICANTLY IMPROVED OPERATING MARGIN

AND CASH FLOW IN SEPTEMBER QUARTER

Business Highlights:

  Quarterly Revenue Increased 13.0% Sequentially To $271.7 Million

  Company Generated Approximately $40 Million In Operating Cash Flow, And Net Cash And Short-Term Investments Increased $22.2 Million Sequentially

  GAAP Operating Margin Improved 950 Basis Points, And Non-GAAP Operating Margin Improved 565 Basis Points

  Quarterly GAAP Diluted Loss Per Share Totaled ($0.04), And Quarterly Non-GAAP Diluted Earnings Per Share (EPS) Totaled $0.07

  RFMD Has Achieved Target Of $75 Million In Annualized Expense Reductions

  RFMD Is Factoring Down Current Customer Forecasts To Reflect Concern Over Global Economic Conditions

  RFMD's Current Guidance Is For December 2008 Quarterly Revenue To Be Flat To Down 7%, And Operating Margin Is Expected To Increase Sequentially

  December Quarterly GAAP Diluted EPS Is Expected To Be In The Range Of $0.00 To $0.02

  December Quarterly Non-GAAP Diluted EPS Is Expected To Be In The Range Of $0.05 To $0.07

GREENSBORO, N.C., October 28, 2008 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today reported financial results for its fiscal 2009 second quarter ended September 27, 2008.  RFMD's September quarterly revenue increased approximately 13.0% sequentially to $271.7 million, reflecting market share gains in cellular front ends and growth in POLARIS® transceivers.  GAAP gross margin decreased sequentially from 30.1% to 28.3%, and non-GAAP gross margin decreased from 33.0% to 31.6% during the same period, primarily as a result of the sequential increase in POLARIS® transceiver revenue.  Operating loss was approximately ($19.0) million on a GAAP basis, reflecting restructuring charges related to the strategic restructuring announced on May 6, 2008, and non-GAAP operating income was approximately $18.0 million.

RFMD® Product Group Highlights

CPG

  RFMD expanded its market share in cellular front ends in the September quarter, as growth in cellular front ends exceeded the handset industry growth rate

  RFMD increased its dollar content in cellular handsets, as transmit module adoption increased and as leading handset manufacturers launched new phones featuring POLARIS® 2 and POLARIS® 3

  RFMD secured major 3G design wins at multiple top-five handset Original Equipment Manufacturers (OEMs)

  RFMD shipped production volumes of cellular front ends to all five of the world's top-five handset OEMs

  RFMD has completed its previously stated goal of eliminating $75 million in annualized CPG expenses

MPG

  RFMD expects to exceed its previously stated goal of $250 million in MPG revenue this fiscal year

  RFMD has successfully completed the integration of recently announced acquisitions and continues to recognize synergies

  RFMD received government funding for its Gallium Nitride (GaN) process development in the September quarter and anticipates signing a new government contract in the December quarter

  RFMD currently anticipates revenue from GaN-based CATV line amplifiers beginning in calendar year 2009

  MPG released 18 new products in the September quarter and 45 new products in the first half of fiscal 2009

  MPG is on track to release more than 100 new products in this fiscal year

GAAP and non-GAAP financial measures are presented in the tables below, and non-GAAP financial measures are reconciled to the corresponding GAAP financial measures in the financial statement portion of this press release.

GAAP RESULTS
(in millions, except percentages and per share data)	Q2 Fiscal 2009	Q1 Fiscal 2009	% Change vs. Q1 2009	Q2 Fiscal 2008	% Change vs. Q2 2008

Revenue	$271.7	$240.5	13.0%	$255.8	6.2%
Gross Margin	28.3%	30.1%	(1.8)ppt	32.2%	(3.9)ppt
Operating (Loss) Income	$(19.0)	$(39.7)	(52.0)%	$8.1	(335.1)%
Net (Loss) Income	$(11.8)	$(24.1)	(51.2)%	$14.5	(181.4)%
Diluted (LPS) EPS	$(0.04)	$(0.09)	(51.3)%	$0.07	(167.6)%

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, amortization of acquisition-related inventory step-up, acquired in process research and development charge, manufacturing start-up costs, gain on investment, restructuring charges, and the tax effect on non-GAAP restructuring adjustments)

(in millions, except percentages and per share data)	Q2 Fiscal 2009	Q1 Fiscal 2009	% Change vs. Q1 2009	Q2 Fiscal 2008	% Change vs. Q2 2008

Gross Margin	31.6%	33.0%	(1.4)ppt	32.5%	(0.9)ppt
Operating Income	$18.0	$2.3	678.1%	$17.2	4.4%
Net Income	$18.6	$7.9	134.4%	$23.4	(20.4)%
Diluted EPS	$0.07	$0.03	122.8%	$0.11	(38.2)%

Financial Guidance And Business Outlook
RFMD experienced strong order flow in the September quarter and currently sees customer demand to support revenue growth in the December quarter. However, the Company believes it is prudent to factor down customer demand forecasts given the uncertainty currently surrounding the global macroeconomic environment.

  Revenue in the December 2008 quarter is currently expected to be flat to down 7%, as compared to the September 2008 quarter, and operating margin is expected to increase sequentially

  GAAP net income in the December 2008 quarter is currently expected to be in the range of $0.00 to $0.02 per diluted share, including approximately $2 million to $3 million in restructuring charges related to the strategic restructuring announced on May 6, 2008

  Non-GAAP net income in the December 2008 quarter is currently expected to be in the range of $0.05 to $0.07 per diluted share, excluding estimated share-based compensation expense, amortization of intangibles and restructuring charges

  RFMD expects to realize the full income statement benefit and improved cash flow from approximately $75 million in annualized expense reductions in the December quarter

The methodology used by RFMD to estimate share-based compensation expense does not factor in items such as new grants, terminations or amounts that may be capitalized in inventory, and the methodology used to estimate amortization of intangibles assumes no additional intangible assets are recorded.  RFMD does not estimate the impact of share-based compensation expense on gross margin or operating expenses and will provide this information with its December 2008 quarterly results.  Accordingly, actual quarterly results may differ from these estimates, and such differences may be material.

Comments From Management
Bob Bruggeworth, president and CEO of RFMD, said, "Two quarters ago we announced a strategic restructuring that positioned RFMD to deliver the largest increase in profitability in our Company's history.  Today, we are announcing another very favorable assessment of our progress to date, including expense reductions, market share gains and non-GAAP operating income of 6.6 percent, an improvement of 12.7 percentage points during that time frame.

"With the efforts related to our strategic restructuring complete, we've improved both our operating model and our competitive position.  We've reduced our operating expenses by approximately $75 million on an annualized basis, while at the same time improving our outlook for increases in free cash flow.

"We expect our restructuring to serve us well regardless of the market environment, both in the face of an apparent global slow down and as markets ultimately return to strength.  Clearly, no company is immune to macroeconomic conditions. However, on the strength of our restructuring, and given our scale, end-market diversity, improving product portfolio and low-cost structure, we believe we are well-positioned to execute on our growth plan and create shareholder value."

Dean Priddy, CFO and corporate vice president of administration of RFMD, said, "RFMD has delivered on its commitments to increase revenue, operating margin and cash flow over the past two quarters. Of note, RFMD's free cash flow exceeded non-GAAP earnings in the September quarter.

"Our December quarterly guidance is for revenue to be flat to down seven percent. While the book-to-bill ratio for the September quarter and current customer demand would suggest potentially higher revenue, we believe conservatism is prudent given the uncertainty currently surrounding global economic conditions. Based upon projected customer and product mix along with reduced expenses, we anticipate operating margin will improve in the December quarter.

"The current macroeconomic environment coupled with our recent restructuring present RFMD with an opportunity to leverage our market, product and customer diversity, along with our manufacturing scale to increase our market share and dollar content, maintain profitability and increase cash significantly."

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD's earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating (loss) income, (iii) non-GAAP net income, and (iv) non-GAAP net income per diluted share.  Each of these non-GAAP financial measures is adjusted from GAAP results to exclude certain expenses that are outlined in the "Reconciliation of GAAP to Non-GAAP Financial Measures" table on page 8.

In managing RFMD's business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs.  In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in RFMD's underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD's operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD's results of operations and the factors and trends affecting RFMD's business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD's operations, are outlined below:

     Non-GAAP gross margin.  Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets and an adjustment for amortization of acquisition-related inventory step-up.  We believe that exclusion of these costs in presenting non-GAAP gross margin gives management and investors a more effective means of evaluating RFMD's historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD's purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD's business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD's ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD's gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to margin related to business acquisitions (amortization of acquisition-related inventory step-up) do not constitute part of RFMD's ongoing operations and therefore the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.

We believe disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

     Non-GAAP operating income.  Non-GAAP operating income excludes share-based compensation expense, amortization of intangible assets, restructuring charges, acquired in-process research and development, amortization of acquisition-related inventory step-up and manufacturing start-up costs.  We believe that presentation of a measure of operating income that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross margin.  We believe that restructuring charges, manufacturing start-up costs, acquired in-process research and development and amortization of acquisition-related inventory step-up do not constitute part of RFMD's ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures.

     Non-GAAP net income and non-GAAP net income per diluted share.  Non-GAAP net income and non-GAAP net income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring charges, manufacturing start-up costs, acquired in-process research and development, amortization of acquisition-related inventory step-up and gain on investment and also reflect an adjustment of income tax associated with the exclusion of non-GAAP restructuring adjustments.  We believe that presentation of measures of net income and net income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating income.  We believe disclosure of non-GAAP net income and non-GAAP net income per diluted share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or are variable in nature and thus unlikely to become recurring expenses.

     Limitations of non-GAAP financial measures.  The primary material limitations associated with the use of non-GAAP gross margin, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share as compared to the most directly comparable GAAP financial measures of gross margin, operating (loss) income, net (loss) income and net (loss) income per diluted share are (i) they may not be comparable to similarly titled measures used by other companies in RFMD's industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.  We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross margin, operating (loss) income, net (loss) income and net (loss) income per diluted share.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info).  A telephone playback of the conference call will be available approximately one hour after the call's completion by dialing 303-590-3000 and entering pass code 11120298.

About RFMD: About RFMD: RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components.  RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets.  RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® and POLARIS® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 27, 2008	September 29, 2007

Total revenue	$271,669	$255,845

Costs and expenses:
Cost of goods sold	194,901	173,580
Research and development	45,063	48,812
Marketing and selling	17,153	12,912
General and administrative	15,781	10,829
Other operating expense	17,816	1,610

Total costs and expenses	290,714	247,743

Operating (loss) income	(19,045)	8,102
Other (loss) income	(288)	7,372

(Loss) income before income taxes	$(19,333)	$15,474
Income tax benefit (expense)	7,554	(1,012)

Net (loss) income	$(11,779)	$14,462

Net (loss) income per share, diluted	$(0.04)	$0.07

Weighted average outstanding diluted shares	262,091	227,431

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	September 27, 2008	September 29, 2007

Total revenue	$512,161	$467,444

Costs and expenses:
Cost of goods sold	363,063	318,481
Research and development	96,417	96,500
Marketing and selling	35,675	25,142
General and administrative	28,839	18,605
Other operating expense	46,915	2,369

Total costs and expenses	570,909	461,097

Operating (loss) income	(58,748)	6,347
Other (loss) income	(367)	13,442

(Loss) income before income taxes	$(59,115)	$19,789
Income tax benefit	23,213	18,275

Net (loss) income	$(35,902)	$38,064

Net (loss) income per share, diluted	$(0.14)	$0.17

Weighted average outstanding diluted shares	261,675	227,466

RF MICRO DEVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 27,	June 28,	September 29,
	2008	2008	2007

GAAP operating (loss) income	$(19,045)	$(39,703)	$8,102
Share-based compensation expense	8,600	4,481	7,167
Amortization of intangible assets	7,295	7,771	325
Acquired in process research and development	-	1,400	-
Amortization of acquisition-related inventory step-up	2,699	661	-
Charges related to fiscal 2009 strategic restructuring	17,638	26,568	-
Other restructuring charges	407	474	1,107
Manufacturing start-up costs	367	657	503
Non-GAAP operating income	17,961	2,309	17,204

GAAP net (loss) income	(11,779)	(24,123)	14,462
Share-based compensation expense	8,600	4,481	7,167
Amortization of intangible assets	7,295	7,771	325
Acquired in process research and development	-	1,400	-
Amortization of acquisition-related inventory step-up	2,699	661	-
Charges related to fiscal 2009 strategic restructuring	17,638	26,568	-
Other restructuring charges	407	474	1,107
Manufacturing start-up costs	367	657	503
Gain on investment	-	-	(160)
Tax effect on non-GAAP restructuring adjustments	(6,601)	(9,944)	-

Non-GAAP net income	18,626	7,945	23,404
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	661	660	669
Non-GAAP net income plus assumed conversion of notes-Numerator for diluted income per share	$19,287	$8,605	$24,073

GAAP weighted average outstanding diluted shares	262,091	261,249	227,431
Adjustments:
Diluted stock options	2,615	1,745	-
Assumed conversion of 1.50% convertible notes	30,144	30,144	-
Non-GAAP weighted average outstanding diluted shares	294,850	293,138	227,431

Non-GAAP net income per share, diluted	$0.07	$0.03	$0.11

GAAP gross margin percentage	28.3%	30.1%	32.2%
Adjustment for amortization of acquisition-related inventory step-up	1.0%	0.3%	-
Adjustment for share-based compensation	0.4%	0.3%	0.2%
Adjustment for intangible amortization	1.9%	2.3%	0.1%
Non-GAAP gross margin percentage	31.6%	33.0%	32.5%

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 27, 2008 (Unaudited)	March 29, 2008 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$169,274	$129,750
Restricted cash	69	504
Short-term investments	49,996	100,841
Accounts receivable, net	122,592	115,629
Inventories	165,494	190,753
Other current assets	107,702	84,556
Total current assets	615,127	622,033

Property and equipment, net	401,565	430,237
Goodwill	716,162	701,317
Long-term investments	23,609	26,336
Intangible assets, net	198,864	205,072
Other assets	35,828	32,200
Total assets	$1,991,155	$2,017,195

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$130,311	$130,785
Current portion - long-term debt	4,676	4,523
Other short-term liabilities, net	7,766	283
Total current liabilities	142,753	135,591

Long-term debt, net	615,576	616,698
Other long-term liabilities	17,095	26,269
Total liabilities	775,424	778,558

Shareholders' equity:
Total shareholders' equity	1,215,731	1,238,637

Total liabilities and shareholders' equity	$1,991,155	$2,017,195